Exhibit 15.1 DeGolyer and MacNaughton 5001 Spring Valley Road Suite 800 East Dallas, Texas 75244 March 26, 2019 BP p.l.c. 1 St. James Square London, SW1Y 4PD United Kingdom Ladies and Gentlemen: We hereby consent to the references to DeGolyer and MacNaughton contained in the section entitled “Oil and gas disclosures for the group” of the Annual Report and Form 20-F for the year ended December 31, 2018, of BP p.l.c. (the Form 20-F), as set forth under the heading “Compliance” on page 286, to the inclusion of our report of third party dated January 15, 2019, concerning our estimates of the net proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2018, of certain properties in which PJSC Rosneft Oil Company has represented it holds an interest (the Report of Third Party), which is included as an exhibit to the Form 20-F, and to the incorporation by reference of the reference to DeGolyer and MacNaughton in the Form 20-F and of the Report of Third Party in the Registration Statements on Form F-3 (File Nos. 333-226485, 333-226485-01, and 333- 226485-02) of BP p.l.c., BP Capital Markets p.l.c., and BP Capital Markets America Inc. and the Registration Statements on Form S-8 (File Nos. 333-67206, 333-79399, 333-103924, 333- 123482, 333-123483, 333-131583, 333-131584, 333-132619, 333-146868, 333-146870, 333-146873, 333-173136, 333-177423, 333-179406, 333-186462, 333-186463, 333-199015, 333-200794, 333-200795, 333-207188, 333-207189, 333-210316, and 333-210318) of BP p.l.c. Very truly yours, /s/ DeGolyer and MacNaughton DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716